                                                                    NEWS RELEASE
[PSC LOGO]                                           Contact: Michael W. Ramirez
                                                                    713-625-7047
                                                         mramirez@contactpsc.com


                  PHILIP SERVICES CORPORATION FINANCIAL RESULTS
                      FOR THE YEAR ENDED DECEMBER 31, 2002

HOUSTON, APRIL 16, 2003 - Philip Services Corporation ("PSC") (OTC: PSCD.PK;
TSE: PSC) announced fourth quarter and full year financial results for 2002. Fourth quarter operating results improved from a loss of $33.2 million in 2001 to a loss of $7.4 million in 2002. Operating results for the full year ending December 31, 2002 improved to income of $7.4 million in 2002 compared to a loss of $41.3 million in 2001. For the twelve-month period ending December 31, 2002, net loss was ($59.2) million compared with a net loss of ($78.1) million for the same period of 2001.

"We are continuing to execute our business strategy in the face of challenging economic conditions," said Michael W. Ramirez, chief financial officer for PSC. "While we are reporting a loss for the quarter, we are encouraged by the progress we've made in restructuring our operations." PSC completed the merger of its former Environmental Services and Industrial Cleaning organizations in late 2002 and closed on the sale of five Project Services Division business groups in March 2003.

"Our restructuring efforts will now focus more towards PSC's capital structure," added Ramirez. The company has filed a Current Report on Form 8-K with the SEC announcing the extension of its operating credit facility to June 2, 2003. PSC intends to use the extension to prepare to restructure its balance sheet and refinance its debt. It is anticipated that this financial restructuring will be completed through the filing of a proceeding under Chapter 11 of the U.S. Bankruptcy Code. No filing, however, has yet been made.

HIGHLIGHTS FOR THE THREE- AND TWELVE-MONTH PERIODS ENDING DECEMBER 31, 2002:

o Revenue for the three-month period ending December 31, 2002, was $288.1 million, compared to $251.7 million for the same period in 2001. For the twelve-month period ending December 31, 2002, revenue was $1,118.5 million compared to $1,144.8 million for the same period in 2001. The increase in revenue for the three-month period ending December 31, 2002, is due principally to the increased revenue associated with price increases for ferrous scrap metal and the demand for finished steel products. The decline in revenue for the twelve-month period ending December 31, 2002, is due primarily to PSC's Industrial Services Group experiencing reductions in work scope and postponements of projects and the divestiture in the first quarter of 2002 of certain of its operations. The decline was partially offset by increased revenue from PSC's Metals Services Group associated with price increases for ferrous scrap metal and the demand for finished steel products.

                                     -More-
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PSC Financial Results Q4 2002, Page 2

o Loss from operations was ($7.4) million or (2.6%) of revenue for the three-month period ending December 31, 2002, compared with ($33.2) million or (13.2%) of revenue for the same period of 2001. Loss from operations for the three-month period ending December 31, 2002, was positively impacted by improved ferrous scrap metal prices and the demand for finished steel products. Also, PSC's waste services business line realized improved operating profit of $7.3 million during the three-month period when compared to 2001 due to higher demand for services in 2002 as compared to depressed levels immediately following the events of September 11, 2001. Additionally, in the three-month period, selling, general and administrative expenses were $19.3 million lower than 2001 due to the recording of $8.1 million of bad debt provisions associated with certain customer bankruptcies in 2001, the recording of $4.7 million in 2001 related to an insurance charge, and cost efficiencies realized in 2002.

o Income from operations was $7.4 million or 0.7% of revenue for the twelve-month period ending December 31, 2002, compared with a loss of ($41.3) million or (3.6%) of revenue for the same period of 2001. Income from operations for the twelve-month period ending December 31, 2002, was positively impacted by a $19.8 million insurance settlement involving certain environmental sites of the company offset by a $5.0 million charge for incremental environmental liabilities. Income from operations was also positively impacted by higher ferrous scrap metal prices and demand for finished steel products resulting in improved operating results of approximately $12 million and increased demand in the waste services business line resulting in improved operating results of approximately $7 million. Additionally, bad debt expense declined $16 million in 2002 compared with 2001.

o Net loss was ($30.7) million for the three-month period ending December 31, 2002, compared with ($50.8) million for the same period of 2001. For the twelve-month period ending December 31, 2002, net loss was ($59.2) million compared with a net loss of ($78.1) million for the same period of 2001. The decrease in the net loss for the twelve-month period ending December 31, 2002, was principally due to the factors noted above partially offset by interest expense which was $11.5 million higher in 2002 than in 2001 and operations that were divested during 2002 and the first quarter of 2003, which have been recorded as discontinued operations. The discontinued operations reported a loss of $11.5 million in 2002 compared to income of $4.6 million in 2001.

                                     -More-

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PSC Financial Results Q4 2002, Page 3

                                FINANCIAL SUMMARY
              (UNAUDITED, MILLIONS OF $, EXCEPT PER SHARE AMOUNTS)

                                                                  THREE MONTHS ENDING DECEMBER 31,
                                                                 2002                          2001
                                                            -------------------------------------------
  Revenue                                                   $     288,053                  $    251,652
  Gross margin                                                     35,250                        29,452
  SG&A                                                             28,837                        48,135
  Asset impairment and other unusual costs                          2,206                         4,622
  Loss from operations                                             (7,403)                      (33,164)
  Loss from continuing operations                                 (23,135)                      (49,498)
  Change in accounting principle                                   (2,423)                          --
  Loss from discontinued operations                                (5,180)                       (1,318)
  Net loss                                                        (30,738)                      (50,816)

  Basic and diluted loss per share:
       Continuing operations                                $       (0.86)                 $      (2.06)
       Change in accounting principle                               (0.09)                          --
       Discontinued operations                                      (0.20)                        (0.05)
                                                            -------------                  ------------
                                                            $       (1.15)                 $      (2.11)
-------------------------------------------------------------------------------------------------------

                                FINANCIAL SUMMARY
                    (MILLIONS OF $, EXCEPT PER SHARE AMOUNTS)


                                                                TWELVE MONTHS ENDING DECEMBER 31,
                                                                 2002                          2001
                                                            -------------------------------------------
  Revenue                                                   $   1,118,460                  $  1,144,753
  Gross margin                                                    165,409                       157,730
  SG&A                                                            106,758                       147,111
  Asset impairment and other unusual costs                         10,889                        11,935
  Income (loss) from operations                                     7,421                       (41,317)
  Loss from continuing operations                                 (45,305)                      (82,710)
  Change in accounting principle                                   (2,423)                          --
  Income (loss) from discontinued
    operations                                                    (11,469)                        4,575
  Net loss                                                        (59,197)                      (78,135)

  Basic and diluted income (loss) per share:
       Continuing operations                                $       (1.68)                 $      (3.44)
       Change in accounting principle                               (0.09)                          --
       Discontinued operations                                      (0.43)                         0.19
                                                            -------------                  ------------
                                                            $       (2.20)                 $      (3.25)
-------------------------------------------------------------------------------------------------------

                                     -More-
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PSC Financial Results Q4 2002, Page 4

ABOUT PHILIP SERVICES CORPORATION (PSC)
Headquartered in Houston, Texas, Philip Services Corporation (PSC)(OTC:
PSCD.PK/TSE: PSC) is an industrial and metals services company with two operating groups: PSC Industrial Services provides industrial cleaning and environmental services; and PSC Metals Services delivers scrap charge optimization, inventory management, remote scrap sourcing, by-products services and industrial scrap removal to major industry sectors throughout North America. With over 6,500 experienced professionals, PSC is geographically positioned to meet the needs of its clients in Mexico, Canada and the United States. For more information about PSC, call 713-623-8777 or visit http://www.contactpsc.com/.

FORWARD-LOOKING STATEMENTS:

Certain information contained in this news release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the effect of the Company's current announcement on clients, suppliers, and other constituencies; the impact of price and product competition; the financial impact of projects undertaken by the Company's Project Services Division; litigation risks; environmental and regulatory risks; reliance on key employees; commodity price and credit risks; insurance carrier risk; control by principal stockholders; the limited market for common stock; the effect of common stock available for future sale; limitations on change of control; limitations in credit facilities and the Company's Certificate of Incorporation; the dependence on outsourcing trends; and risks associated with acquisitions and divestitures. For additional information with respect to certain of these and other factors, see the reports filed by the Company with the United States Securities and Exchange Commission. Philip Services Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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